Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 6, 2011, included in this Annual Report on Form 10-K of The Shaw Group, Inc. for the year ended August 31, 2011, with respect to the combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK) Ltd.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
October 27, 2011